                                                                  EXECUTION COPY



                          AGREEMENT AND PLAN OF MERGER

                                     among

                             CRA MANAGED CARE, INC.

                            QMC3  ACQUISITION CORP.

                                   QMC3, INC.

                                      and

                         THE SHAREHOLDERS OF QMC3, INC.


                                  May 6, 1996

                          AGREEMENT AND PLAN OF MERGER

          AGREEMENT AND PLAN OF MERGER (the "Agreement"), dated as of May 6, 1996, among CRA Managed Care, Inc., a Massachusetts corporation ("CRA"), QMC3 Acquisition Corp., a Massachusetts corporation and a wholly owned subsidiary of CRA ("Merger Sub"), QMC3, Inc., a Colorado corporation ("QMC3"), and the shareholders of QMC3 listed on the signature page hereof (collectively, the "QMC3 Shareholders").


                                    RECITALS

          WHEREAS, the respective Boards of Directors of CRA, Merger Sub and QMC3 have determined that it is in the best interests of their respective shareholders for QMC3 to merge with Merger Sub upon the terms and subject to the conditions of this Agreement;

          WHEREAS, each of the QMC3 Shareholders has approved and is a party to this Agreement;

          WHEREAS, for federal income tax purposes, it is intended that the Merger (as hereinafter defined) shall qualify as a reorganization within the meaning of Section 368(a) of the Internal Revenue Code of 1986, as amended (the "Code");

          WHEREAS, it is intended that the Merger shall be recorded for accounting purposes as a pooling of interests; and

          WHEREAS, CRA, Merger Sub, QMC3 and the QMC3 Shareholders desire to make certain representations, warranties, covenants and agreements in connection with the Merger.

          NOW, THEREFORE, in consideration of the mutual representations, warranties, covenants and agreements set forth herein, CRA, Merger Sub, QMC3 and the QMC3 Shareholders hereby agree as follows:


                                   ARTICLE I

                      THE MERGER; EFFECTIVE TIME; CLOSING

          1.1  The Merger.  Subject to the terms and conditions of this
               ----------
Agreement, at the Effective Time (as hereinafter defined), QMC3 and Merger Sub shall consummate a merger (the "Merger") in which (i) Merger Sub shall be merged with and into QMC3 and the separate corporate existence of Merger Sub shall thereupon cease, (ii) QMC3 shall be the successor or surviving corporation in the Merger and shall continue to be governed by the laws of the State of Colorado, and (iii) the separate corporate existence of QMC3 with all its rights, privileges, immunities, powers and franchises shall continue unaffected by the Merger. The corporation surviving the Merger is sometimes hereinafter referred to as the "Surviving Corporation". The Merger shall have the effects specified in the Business Corporation Law of the Commonwealth of Massachusetts (the "MBCL") and in the Colorado Business Corporation Act (the "CBCA").

          1.2  Effective Time.  CRA, Merger Sub and QMC3 will cause Articles or
               --------------
Certificates of Merger (the "Certificates of Merger") to be executed and filed on the date of the Closing (or on such other date as CRA and QMC3 may agree) with the Secretary of State of the Commonwealth of Massachusetts and with the Secretary of State of the State of Colorado. The Merger shall become effective at the later of the time at which the Certificates of Merger shall have been filed with the Secretary of State of the Commonwealth of Massachusetts or filed with the Secretary of State of Colorado or such later time as CRA and QMC3 may agree and specify in the Certificates of Merger in accordance with Chapter 156B,
Section 79 of the MBCL and with Colorado Revised Statutes Section 7-111-105, and such time of effectiveness is hereinafter referred to as the "Effective Time".

          1.3  Closing.  The closing of the Merger (the "Closing") shall take
               -------
place (i) at the offices of Hutchins, Wheeler & Dittmar, A Professional Corporation, 101 Federal Street, Boston, Massachusetts, at 10:00 a.m. on May 10, 1996, or as soon thereafter as practicable following the satisfaction or waiver of all of the conditions set forth in Article VII hereof or (ii) at such other place, time and date as CRA and QMC3 may agree.


                                   ARTICLE II

                     ARTICLES OF INCORPORATION AND BY-LAWS
                          OF THE SURVIVING CORPORATION

          2.1  Articles of Incorporation.  The Articles of Incorporation of QMC3
               -------------------------
as in effect immediately prior to the Effective Time shall be the Articles of Incorporation of the Surviving Corporation, until duly amended in accordance with the terms thereof and of the CBCA.

          2.2  The Bylaws.  The Bylaws of QMC3 in effect immediately prior to
               ----------
the Effective Time shall be the Bylaws of the Surviving Corporation, until duly amended in accordance with the terms thereof, of the Articles of Incorporation of the Surviving Corporation and of the CBCA.

                                  ARTICLE III

                             DIRECTORS AND OFFICERS
                          OF THE SURVIVING CORPORATION

          3.1  Directors.  The directors of the Surviving Corporation shall,
               ---------
from and after the Effective Time, be the persons listed on Schedule 3.1, until
                                                            ------------
their respective successors have been duly elected or appointed and qualified or until their earlier death, resignation or removal in accordance with the Surviving Corporation's Articles of Incorporation and Bylaws.

          3.2  Officers.  The officers listed on Schedule 3.2 shall, from and
               --------                          ------------
after the Effective Time, be the officers of the Surviving Corporation, until their successors have been duly elected or appointed and qualified or until their earlier death, resignation or removal in accordance with the Surviving Corporation's Articles of Incorporation and Bylaws.


                                   ARTICLE IV

              MERGER CONSIDERATION AND CONVERSION OR CANCELLATION
                          OF QMC3 SHARES IN THE MERGER

          4.1  Consideration for Merger; Conversion or Cancellation of QMC3
               ------------------------------------------------------------
Shares in Merger.  The manner of converting or canceling shares and options to
- ----------------
acquire shares of QMC3 and Merger Sub in the Merger shall be as follows:

     (a) At the Effective Time, each of the shares of common stock, par value $.01 per share, of QMC3 ("QMC3 Shares") issued and outstanding immediately prior to the Effective Time shall, by virtue of the Merger and without any action on the part of the holder thereof, be converted into the right to receive shares of common stock, par value $.01 per share, of CRA ("CRA Common Shares"). At the Effective Time, each option or other right to acquire shares of common stock, par value $.01 per share, of QMC3 ("QMC3 Options") outstanding immediately prior to the Effective Time shall, by virtue of the Merger and without any action on the part of the holder thereof, be deemed to constitute options to acquire CRA Common Shares ("CRA Carry-Over Options") pursuant to Section 4.1(d) below. At the Effective Time, each of the shares of the Series I 7% Preferred Stock of QMC3 ("QMC3 Preferred Shares") issued and outstanding immediately prior to the Effective Time shall by virtue of the Merger and without any action on the part of the holder thereof, be converted into the right to receive CRA Common Shares. The CRA Common Shares into which the QMC3 Shares shall be converted plus the number of CRA Common Shares subject to the CRA Carry-Over Options plus the number of CRA Common Shares to be issued in exchange for QMC3 Preferred Shares shall have an aggregate stated value (as determined below) equal to

$8,500,000, rounded to the nearest whole CRA Common Share (the "Aggregate Shares"). The aggregate stated value of the CRA Common Shares shall be based upon a value of $34.025 per CRA Common Share (the "Closing Market Price"), the average of the last quoted sale prices for the CRA Common Shares on the NASDAQ National Market System for each of the thirty (30) trading days immediately preceding April 18, 1996.

     (b) All QMC3 Shares to be converted into CRA Common Shares pursuant to this
Section 4.1 shall, by virtue of the Merger and without any action on the part of the holders thereof, cease to be outstanding, be canceled and retired and cease to exist, and each holder of a certificate representing any such QMC3 Shares shall thereafter cease to have any rights with respect to such QMC3 Shares, except the right to receive for each of the QMC3 Shares, upon the surrender of such certificate in accordance with Section 4.2, the number of CRA Common Shares specified below (the "Share Consideration") and cash in lieu of fractional CRA Common Shares as contemplated by Section 4.3. For purposes hereof, the Share Consideration to be received by each holder of QMC3 Shares shall be the number of CRA Common Shares equal to the number of QMC3 Shares owned by such holder multiplied by the Conversion Ratio. The "Conversion Ratio" shall be 0.147295706401.

     (c) All QMC3 Preferred Shares to be converted into CRA Common Shares pursuant to this Section 4.1 shall, by virtue of the Merger and without any action on the part of the holders thereof, cease to be outstanding, be canceled and retired and cease to exist, and each holder of a certificate representing any such QMC3 Preferred Shares shall thereafter cease to have any rights with respect to such QMC3 Preferred Shares, except the right to receive for each of the QMC3 Preferred Shares, upon surrender of such certificate in accordance with
Section 4.2, the number of CRA Common Shares specified below (the "Preferred Share Consideration") and cash in lieu of fractional CRA Common Shares as contemplated by Section 4.3. For purposes hereof, the Preferred Share Consideration to be received by each holder of QMC3 Preferred Shares shall be the number of CRA Common Shares equal to the number of QMC3 Preferred Shares owned by such holder multiplied by the Preferred Conversion Ratio. The Preferred Conversion Ratio shall be 0.0293901542983.

     (d) Each QMC3 Option shall, at the Effective Time, be deemed to constitute an option to acquire, on the same terms and conditions as were applicable under such QMC3 Option, such number of shares of CRA Common Stock as is equal to the number of QMC3 Shares subject to such QMC3 Option multiplied by the Conversion Ratio (with any fraction resulting from such multiplication to be rounded down to the nearest whole number). The exercise price per share of each such CRA Roll-Over Option shall be equal to the exercise price per share of such QMC3 Option immediately prior to the Effective Time, divided by the Conversion Ratio. The term, exercisability, vesting schedule, status as an "incentive stock option" under Section 422 of the Internal Revenue Code of 1986, as amended (the "Code"), if applicable, and all of the other terms of the QMC3 Options shall otherwise remain unchanged. As soon as practicable after the Effective Time, CRA shall deliver to the holders of QMC3 Options appropriate notices setting forth such holders' rights pursuant to such QMC3 Options, as amended by this Section 4.1, and the agreements evidencing such QMC3 Options shall continue in effect on the same terms and conditions (subject to the amendments provided for in this Section and such notice).

     (e) Each share of common stock, par value $.01 per share, of Merger Sub issued and outstanding immediately prior to the Effective Time shall by virtue of the Merger and without any action on the part of the holder thereof, automatically be converted into one fully paid and nonassessable share of common stock of the Surviving Corporation, as such shares of common stock are constituted immediately following the Effective Time.

          4.2  Payment for Shares in the Merger.  At the Effective Time, all
               --------------------------------
certificates which immediately prior to the Effective Time represented outstanding QMC3 Shares and outstanding QMC3 Preferred Shares (the "Certificates") shall be delivered to CRA for cancellation, and the holders of such Certificates shall, subject to the following sentence, forthwith receive the Share Consideration and the Preferred Share Consideration, respectively, for each of the QMC3 Shares and QMC3 Preferred Shares represented by such Certificates. The QMC3 Shareholders shall be entitled to receive immediately 90% of the CRA Common Shares into which their QMC3 Shares and QMC3 Preferred Shares are converted pursuant to Section 4.1; the remaining 10% of the CRA Common Shares into which QMC3 Shares and QMC3 Preferred Shares are converted pursuant to Section 4.1 shall be deposited in escrow pursuant to Section 8.4 and shall be held and disposed of in accordance with the terms of the Escrow Agreement.

          4.3  Fractional Shares.  No fractional CRA Common Shares shall be
               -----------------
issued in the Merger. In lieu of any such fractional securities, each holder of QMC3 Shares or QMC3 Preferred Shares who would otherwise have been entitled to a fraction of a CRA Common Share will be paid an amount in cash (without interest) equal to the product of such fraction (which shall not be greater than one) times the Closing Market Price determined pursuant to Section 4.1(a).


          4.4  No Transfer of Shares.  No transfer of QMC3 Shares or QMC3
               ---------------------
Preferred Shares shall be made on the stock transfer books of QMC3 after the date hereof; provided, however, that certificates for QMC3 Shares may be issued to reflect options exercised after the date hereof.

                                 ARTICLE V

               REPRESENTATIONS, WARRANTIES AND CERTAIN COVENANTS

          5.1  Representations, Warranties and Certain Covenants of QMC3.
               ---------------------------------------------------------
Except as otherwise set forth on the QMC3 Disclosure Schedule attached hereto and made a part hereof (the "QMC3 Disclosure Schedule"), QMC3 hereby represents, warrants and covenants to CRA and Merger Sub that, as of the date of this
Agreement:

     (a) Corporate Organization.  QMC3 is a corporation duly organized, validly
         ----------------------
existing and in good standing under the laws of the State of Colorado. QMC3 has one wholly-owned subsidiary, Colorado Chiropractic Health Care, Inc. (the "Subsidiary"), which is a corporation duly organized, validly existing and in good standing under the laws of the State of Colorado. True and correct copies of the Articles of Incorporation and Bylaws of QMC3 and the Subsidiary in effect as of the date of this Agreement have been provided to CRA. Apart from the Subsidiary, QMC3 does not have any direct or indirect equity interest in any other firm, corporation, partnership, joint venture association or other business organization.

     (b) Qualification to do Business.  Except as set forth in Section 5.1(b) of
         ----------------------------
the QMC3 Disclosure Schedule, each of QMC3 and the Subsidiary is duly qualified or licensed to do business as a foreign corporation in each jurisdiction wherein the nature of its activities or of its properties owned or leased makes such qualification necessary and failure to be so qualified or licensed would have a material adverse effect on the condition (financial or otherwise), assets, liabilities, business, operations or prospects of QMC3.

     (c) Power.  QMC3 has all requisite corporate power and authority  to own
         -----
and operate its properties, to carry on its business as now being conducted, to execute and deliver this Agreement and to consummate the transactions contemplated hereby.

     (d) Authority.  The execution and delivery of this Agreement by QMC3, and
         ---------
the consummation of the transactions contemplated hereby, have been, or prior to the Effective Time will be, duly authorized by all necessary corporate action on the part of QMC3, including without limitation the unanimous approval of the QMC3 Shareholders. The right of each QMC3 Shareholder to seek appraisal of his QMC3 Shares under the CBCA as a result of the Merger has been, or prior to the Effective Time will be, validly waived. This Agreement and all other instruments required hereby to be executed and delivered by QMC3 have been, or will be, duly executed and delivered by authorized officers of QMC3, and are, or when delivered will be, legal, valid and binding obligations of QMC3, enforceable against QMC3, in accordance with their terms, subject, as to enforceability, to bankruptcy, insolvency, reorganization and other laws of general applicability relating to or affecting creditors' rights and to general principles of equity.

          (e) Capitalization.  Section 5.1(e) of the QMC3 Disclosure Schedule
              --------------
attached hereto contains the name and address of each shareholder of QMC3 and the number of QMC3 Shares and/or QMC3 Preferred Shares owned by each shareholder and the name and address of each optionholder of QMC3 and the number of options to purchase Common Stock of QMC3 held by such optionholder. The authorized capital stock of QMC3 is set forth on Schedule 5.1(e). All of the outstanding QMC3 Shares have been duly authorized and validly issued and are fully paid and nonassessable and free of preemptive rights. Except as set forth on Section 5.1(e) of the QMC3 Disclosure Schedule, no QMC3 Shares are held in the treasury of QMC3 or reserved for issuance. Except as set forth in Section 5.1(e) of the QMC3 Disclosure Schedule, there are not as of the date hereof and there will not be at the Effective Time any outstanding or authorized options, warrants, calls, rights, commitments or any other agreements of any character to which QMC3 is a party, or by which it is bound, requiring it to issue, transfer, sell, purchase, redeem or acquire any shares of capital stock or any securities or rights convertible into, exchangeable for, or evidencing the right to subscribe for, any shares of capital stock or other securities of QMC3. Except as set forth on Section 5.1(e) of the QMC3 Disclosure Schedule, there will not be at the Effective Time any shareholder agreement, voting trust or other agreements or understandings to which QMC3 or, to the Knowledge of QMC3, any of the QMC3 Shareholders is a party or by which QMC3 or, to the Knowledge of QMC3, any of the QMC3 Shareholders is bound relating to the QMC3 Shares. All of the outstanding shares of capital stock of the Subsidiary are owned by QMC3, and, except as set forth on Section 5.1(e) of the QMC3 Disclosure Schedule, there are not outstanding any options, warrants, calls, rights, commitments or other agreements to which the Subsidiary is a party, or by which it is bound, requiring it to issue, transfer, or sell any shares of its capital stock or securities exchangeable into or convertible for such shares.

     (f) Consents and Approvals; No Violation.  Neither the execution and
         ------------------------------------
delivery of this Agreement nor the consummation by QMC3 and the QMC3 Shareholders of the transactions contemplated hereby will (i) conflict with or result in any breach of any provision of the Articles of Incorporation or the Bylaws of QMC3 or the Subsidiary; (ii) require any consent, approval, authorization or permit of, or filing with or notification to, any governmental authority, except (A) filings by CRA, pursuant to the applicable requirements of the Securities Exchange Act of 1934, as amended, and the rules and regulations promulgated thereunder (the "Securities Exchange Act") and the Securities Act of 1933, as amended, and the rules and regulations promulgated thereunder (the "Securities Act") and under applicable state securities laws, and (B) filings of Certificates of Merger pursuant to the MBCL and the CBCA; (iii) except as set forth in Section 5.1(f) of the QMC3 Disclosure Schedule, result in a violation or breach of, or constitute (with or without due notice or lapse of time or both) a default (or give rise to any right of termination, cancellation or acceleration or lien or other charge or encumbrance) under any of the terms, conditions or provisions of any note, license agreement, Material Contract (as hereinafter defined) or other material instrument or obligation to which

QMC3, the Subsidiary or, to the Knowledge of QMC3, any of the QMC3 Shareholders or any of their assets may be bound, except for such violations, breaches and defaults (or rights of termination, cancellation or acceleration or lien or other charge or encumbrance) as to which waivers or consents will have been obtained prior to the Effective Time; or (iv) violate any order, writ, injunction, decree, statute, rule or regulation applicable to QMC3, the Subsidiary or any of the QMC3 Shareholders or to any of their respective assets.

     (g) Actions, Suits, Proceedings.  Except as set forth on Section 5.1(g) of
         ---------------------------
the QMC3 Disclosure Schedule, there are no actions, suits or proceedings pending or, to the Knowledge of QMC3, threatened against QMC3 or the Subsidiary or any of their respective properties or businesses in any court or before any governmental authority. Neither QMC3 nor the Subsidiary is subject to any order, writ, injunction or decree of any court or governmental authority. There are no actions, suits or proceedings pending or, to the Knowledge of QMC3, threatened against any of the QMC3 Shareholders in any court or before any governmental authority in regard to their QMC3 Shares or relating to QMC3 or the Subsidiary or their respective businesses. To the Knowledge of QMC3, none of the QMC3 Shareholders is subject to any order, writ, injunction or decree of any court or governmental authority in regard to his or her QMC3 Shares.

     (h) Compliance with Applicable Laws and Other Instruments.  The businesses
         -----------------------------------------------------
and operations of QMC3 and the Subsidiary have been and are being conducted in all material respects in accordance with all applicable laws, rules or regulations of all governmental and regulatory authorities, including without limitation all laws, rules and regulations relating to the environment or occupational health and safety (hereinafter collectively referred to as "Environmental Laws"). Neither QMC3 nor the Subsidiary is in material violation of any building code, special use permit, zoning ordinance or any other applicable law, rule or regulation, and there are no administrative or other governmental claims pending against QMC3 or the Subsidiary alleging or inquiring as to the existence of any such violation.

     (i) Employees.  QMC3 has provided CRA with a true and correct list of all
         ---------
hourly employees and salaried employees of QMC3 and the Subsidiary as of May 1, 1996, which list in the case of each such employee sets forth the position, level of compensation, earned and accrued vacation and date of employment. There have been no material changes in the employees of QMC3 or the Subsidiary since such date, nor have there been any material modification to the levels of compensation set forth on such list.


     (j) Employee Plans.  Section 5.1(j) of the QMC3 Disclosure Schedule lists
         --------------
and generally describes all employee benefit plans covering employees of QMC3 and the Subsidiary. True and correct copies of each of the plans described in such Section 5.1(j) and of the related agreements have been furnished by QMC3 to CRA. QMC3 has never maintained any defined benefit pension plan subject to Title IV of ERISA and has never maintained any defined contribution retirement plan intended to be qualified under Section 401(a) of the Internal Revenue Code of 1986, as amended. Additionally, QMC3 has never maintained a written or unwritten severance plan or policy providing employees who terminate employment with QMC3 with any post-employment benefit, except for a policy allowing terminated employees to continue to participate in QMC3's benefit plans disclosed in Section 5.1(j) of the QMC3 Disclosure Schedule to the extent required by applicable law. There are no pending, or to the Knowledge of QMC3, threatened, claims, lawsuits or arbitrations which have been asserted or instituted against such plans or any fiduciaries thereof respecting their duties to the plans or the assets or any of the trusts under any of the plans. No such plan is a Multiemployer Plan, as defined in Section 4001(a)(3) of the Employee Retirement Income Security Act of 1974, as amended ("ERISA"). To the Knowledge of QMC3, each of the plans described in such Section 5.1(j) that is subject to ERISA is in compliance with ERISA in all material respects. To the Knowledge of QMC3, neither QMC3, nor its directors, officers and employees nor any fiduciary of any such plan is in breach of any obligations imposed on fiduciaries under Title I of ERISA. No "reportable event" as such term is defined in Section 4043(b) of ERISA or prohibited transactions within the meaning of Section 406 of ERISA has occurred with respect to any such plan. QMC3 is in substantial compliance with all applicable requirements of Section 4980B of the Code.

     (k) Labor Matters.  Neither QMC3 nor the Subsidiary has existing labor
         -------------
disputes or disturbances, and except as otherwise set forth on Section 5.1(k) of the QMC3 Disclosure Schedule, there are no existing employment, consulting, non-competition, severance, indemnification or non-disclosure agreements or collective bargaining agreements between QMC3 or the Subsidiary and any of its past or present employees, officers and directors. There is no collective bargaining unit representing any of QMC3's or the Subsidiary's employees. No petition has been filed and is pending with the National Labor Relations Board by any labor organization or any group of employees for an election or certification regarding the representation of any group of employees by a labor organization, nor to the Knowledge of QMC3 is there at present any solicitation or campaign by any labor organization or employee for the representation of QMC3's or the Subsidiary's employees by a labor organization.

     (l) Financial Information.  QMC3 has previously delivered to CRA
         ---------------------
(i) the unaudited combined balance sheet of QMC3, the Subsidiary and QMC3's former subsidiaries as of December 31, 1995 and the related statements of earnings and changes in financial condition for the year then ended (collectively, the "Year-End Financial Statements"), and (ii) the unaudited combined balance sheet of QMC3, and the Subsidiary at March 31, 1996 (the "Balance Sheet Date"), and the related statements of earnings and changes in financial condition for the three (3) months then ended (the "Interim Financial Statements"). The Year-End Financial Statements and the Interim Financial Statements are complete and correct, are in accordance with the books and records of QMC3 and the Subsidiary and present fairly in accordance with an accrual method of accounting applied on a basis consistent with prior periods the financial condition and results of operations of QMC3 and the Subsidiary as of the dates and for the periods shown. Except for those liabilities that have arisen in the ordinary course of business after the Balance Sheet Date, QMC3 and the Subsidiary do not have any liability, contingent or otherwise, which is not adequately reflected in or reserved against in the Year-End Financial Statements or the Interim Financial Statements that could materially and adversely affect QMC3's financial condition. Since the Balance Sheet Date, (i) there has been no change in the business, assets, liabilities, condition (financial or otherwise) or operations of QMC3 and the Subsidiary except for changes in the ordinary course of business which, individually or in the aggregate, have not been materially adverse, and (ii) none of the business, prospects, condition (financial or otherwise), operations, property or affairs of QMC3 and the Subsidiary has been materially adversely affected by any occurrence or development, individually or in the aggregate, whether or not insured against.

     (m) Tax Returns and Audits.  All required federal, state, local and foreign
         ----------------------
tax returns or appropriate extension requests of QMC3 and the Subsidiary have been filed, and all federal, state, local and foreign taxes required to be paid have been paid or due provision for the payment thereof has been made. Neither QMC3 nor the Subsidiary is delinquent in the payment of any such tax or in the payment of any assessment or governmental charge. Neither QMC3 nor the Subsidiary has received notice of any tax deficiency proposed or assessed against it, and has not executed any waiver of any statute of limitations on the assessment or collection of any tax. None of QMC3's nor the Subsidiary's tax returns has been audited by governmental authorities. Neither QMC3 nor the Subsidiary has any tax liabilities except those reflected on Section 5.1(m) of the QMC3 Disclosure Schedule and those incurred in the ordinary course of business since the Balance Sheet Date.

     (n) Changes, Dividends, etc..  Except for the transactions contemplated by
         ------------------------
this Agreement or as disclosed in Section 5.1(n) of the QMC3 Disclosure Schedule, since the Balance Sheet Date, neither QMC3 nor the Subsidiary has: (a) incurred or guaranteed any debts, obligations or liabilities, absolute, accrued or contingent, and whether due or to become due, or suffered any bad debt, contingency, or other reserve increase, except current liabilities incurred in the ordinary course of business and consistent with past practice, which (individually or in the aggregate) are not material; (b) paid any obligation or liability other than, or discharged or satisfied any liens or encumbrances other than those securing, current liabilities, in each case in the ordinary course of business and consistent with past practice; (c) declared or made any direct or indirect payment, set aside, or distribution to shareholders, or directly or indirectly purchased, acquired or redeemed any of its shares of its capital stock or other securities, or obligated itself to do so; (d) mortgaged, pledged or subjected to lien, charge, security interest or other encumbrance any of its property or assets (tangible or intangible, real, personal or mixed), except in the ordinary course of business; (e) sold, leased, transferred, or otherwise disposed of any of its properties or assets (real, personal or mixed, tangible or intangible), except in transactions in the ordinary course of business and consistent with past practice and which in any event do not exceed $20,000 in the aggregate; (f) canceled or compromised any debt or claim, or waived or released any right of material value; (g) accelerated payments of its receivables or delayed its payables, except in the ordinary course of business and consistent with past practice; (h) suffered any physical damage, destruction or loss (whether or not covered by insurance) which has had or may have a material adverse effect; (i) entered into any transaction other than in the ordinary course of business; (j) encountered any labor difficulties or labor union organizing activities; (k) issued or sold any shares of capital stock or other securities or granted any options, warrants or other purchase rights with respect thereto; (l) made any acquisition or disposition of any material assets or made any single capital expenditure or commitment in excess of $20,000 for additions to property or equipment or made aggregate capital expenditures and commitments in excess of $20,000 for additions to property or equipment; (m) made any change in any "employee benefit plan" of the type required to be disclosed on Section 5.1(j) of the QMC3 Disclosure Schedule; (n) increased the compensation payable, or to become payable, to any of its employees or directors, or made any bonus payment or similar arrangement with any employees or directors or increased the scope or nature of any fringe benefits provided for its employees or directors, other than the declaration and payment of a one-time bonus not in excess of $25,000 in the aggregate to employees of the Company; (o) agreed, whether in writing or otherwise, to do any of the foregoing other than pursuant hereto. Since the Balance Sheet Date, the businesses of QMC3 and the Subsidiary have been carried on only in the ordinary and usual course, consistent with past practice in all material respects, and maintenance of all of QMC3's facilities has been conducted on a basis consistent with past practice; and there has been no material adverse change in the financial condition, operations, results of operations, working capital position, earnings, management, business or prospects of QMC3 since the Balance Sheet Date.

     (o) Title to the Assets.  QMC3 and the Subsidiary have good and marketable
         -------------------
title to all of their respective properties and assets (real, personal or mixed, tangible and intangible), free and clear of all liens, pledges, security interests, conditional sale agreements, license agreements, charges and encumbrances that will continue after the Effective Time except encumbrances listed in Section 5.1(o) of the QMC3 Disclosure Schedule (the "Permitted Encumbrances").

     (p) Payment Obligations.  The accounts receivable of QMC3 and the
         -------------------
Subsidiary (i) have arisen, and through the Effective Time will arise, in the normal course of the operation of the business of QMC3 and the Subsidiary, and
(ii) constitute, and with respect to accounts receivable arising following the date hereof and prior to the Effective Time will constitute bona fide accounts in the amount recorded therefor in the books and records of QMC3 and the Subsidiary and, to the knowledge of QMC3, the account debtors and obligors have no offsets or counterclaims to reduce the amount of such accounts, and all such accounts are fully collectible (giving effect only to any allowance for doubtful accounts set forth on the Interim Financial Statements) and are not, and through the Effective Time will not be, subject to any discounts, whether for prompt payment or otherwise, except as set forth in Section 5.1(p) of the QMC3 Disclosure Schedule.

     (q) Condition of Assets.  The plant, offices and equipment owned or leased
         -------------------
by QMC3 and the Subsidiary have been kept in good condition and repair in the ordinary course of business, ordinary wear and tear excepted.

     (r) Intellectual Property Rights.  Section  5.1(r) of the QMC3 Disclosure
         ----------------------------
Schedule lists all patents, trademarks, trade names, service marks and copyrights (and all applications therefor) owned by or used in the operation of QMC3's and the Subsidiary's businesses. Except as set forth on Section 5.1(r) of the QMC3 Disclosure Schedule, QMC3 and the Subsidiary (i) to QMC3's knowledge, own or have the exclusive right, in the United States of America to use all such patents, trademarks, trade names, service marks and copyrights (and all applications therefor) and all trade secrets, inventions, know-how, designs, processes, computer programs, specifications and formulas otherwise embodied in or related to their respective businesses and (ii) are not using any confidential information or trade secrets of others. Except as set forth on
Section 5.1(r) of the QMC3 Disclosure Schedule, neither QMC3 nor the Subsidiary is obligated to pay royalties, fees or other payments to any owner of, licensor of, or other claimant to, any patent, trademark, service mark, trade name, copyright or other intellectual property. QMC3 has not transferred or conveyed any rights to others in the intellectual property of QMC3. Except as set forth on Section 5.1(r) of the QMC3 Disclosure Schedule, neither QMC3 nor the Subsidiary is, nor has either received notice with respect to, infringing upon or otherwise acting adversely to any known right of, or right known to be claimed by, any person under or with respect to any patents, trademarks, service marks, trade names, copyrights, licenses or other intellectual property rights.

     (s) Contracts, Leases, Commitments and Agreements.  Section 5.1(s) of the
         ---------------------------------------------
QMC3 Disclosure Schedule lists all contracts, leases, commitments and agreements (other than purchase orders from customers) to which QMC3 or the Subsidiary is a party or by which it is bound that (i) provide for aggregate payments of at least $5,000, unless the aggregate payments are reducible to a lesser amount by exercise by QMC3 of a contractual right of termination without cause, (ii) contain an escalation, renegotiation or redetermination clause, or (iii) provide for the assignment, license or other transfer of any intellectual property by or to QMC3 or the Subsidiary (the "Material Contracts"). QMC3 and the Subsidiary have and, to the Knowledge of QMC3, each other party to the Material Contracts, have, in all respects substantially performed all obligations required to be performed by them to date, and are not in default under any of the Material Contracts. Except as set forth on Section 5.1(s) of the QMC3 Disclosure Schedule, each of the Material Contracts is in full force and effect and, except as set forth in such Section 5.1(s), does not require the consent of any party to the transactions contemplated hereby, and neither QMC3 nor the Subsidiary has waived or assigned to any other person any of its rights thereunder.

     (t) Consents of Third Parties and Significant Customers.  Except as set
         ---------------------------------------------------
forth on Section 5.1(t) on the QMC3 Disclosure Schedule, no consents or approvals of any third party are required for the consummation by QMC3 and the QMC3 Shareholders of the transactions contemplated hereby. All the consents and approvals set forth in such Section 5.1(t) will have been obtained prior to the Effective Time, other than those which CRA may, in its sole discretion, choose to waive.

     (u) Composition of Assets.  The assets of QMC3 and its Subsidiary,
         ---------------------
including leased assets and intangible assets, comprise all material property and assets employed by QMC3 and its Subsidiary in their businesses and necessary to conduct QMC3's and the Subsidiary's businesses as conducted on the date hereof.

     (v) Insurance.  QMC3 and the Subsidiary have in force the property,
         ---------
casualty, errors and omissions and other insurance set forth on Section 5.1(v) of the QMC3 Disclosure Schedule attached hereto. All policies providing such insurance are in full force and effect and QMC3 and the Subsidiary have received no notice of impending cancellation or nonrenewal thereof.

     (w) Licenses and Permits.  Section 5.1(w) of the QMC3 Disclosure Schedule
         --------------------
accurately lists and describes all governmental licenses and permits granted to QMC3 and the Subsidiary. QMC3 and the Subsidiary possess from the appropriate agency, commission, board and governmental body and authority all material licenses, certifications, permits and regulatory approvals required by law or otherwise necessary for the operation of their respective businesses. All such licenses, certifications, permits and approvals granted to QMC3 and the Subsidiary are in full force and effect, and no action to terminate any such license, certification, permit or approval is pending or, to the Knowledge of QMC3, has been threatened by any governmental agency or other party.

     (x) Full Disclosure.  No representation or warranty by QMC3 contained in
         ---------------
this Agreement contains any untrue statement of a material fact, or omits to state any material fact necessary to make the representations and warranties herein contained not misleading.

          5.2  Representations and Warranties of the QMC3 Shareholders.  Each of
               -------------------------------------------------------
the QMC3 Shareholders severally represents and warrants to CRA and Merger Sub as to himself or herself that:

     (a) Such QMC3 Shareholder is acquiring the CRA Common Shares being issued to him or her hereunder for his or her own account for investment purposes and not with the view to, or for resale in connection with, any distribution or public offering thereof within the meaning of the Securities Act. Such QMC3 Shareholder understands that the CRA Common Shares have not been registered under the Securities Act or any applicable state laws by reason of their issuance or contemplated issuance in a transaction exempt from the registration and prospectus delivery requirements of the Securities Act and such laws, and that the reliance of CRA and others upon this exemption is predicated in part upon this representation and warranty. Such QMC3 Shareholder further understands that the CRA Common Shares may not be transferred or resold without
(A) registration under the Securities Act and any applicable state securities laws, or (B) an exemption from the requirements of the Securities Act and applicable state securities laws.

     (b) Such QMC3 Shareholder understands that an exemption from such registration is not presently available pursuant to Rule 144 promulgated under the Securities Act and that in any event such QMC3 Shareholder may not sell any securities pursuant to Rule 144 prior to the expiration of a two-year period after such QMC3 Shareholder has acquired the securities. Such QMC3 Shareholder understands that any sales pursuant to Rule 144 may only be made in full compliance with the provisions of Rule 144.

     (c) The state in which such QMC3 Shareholder's domicile is located is set forth in such QMC3 Shareholder's address in Schedule 5.1(e) hereto. Such QMC3 Shareholder has such knowledge and experience in financial and business matters that, with the assistance of his or her advisors, he or she is capable of evaluating the merits and risks of the investment in CRA Common Shares to be made by it hereunder. Such QMC3 Shareholder has had access to CRA's executive officers and has been provided with all information regarding CRA requested by such QMC3 Shareholder.

     (d) Such QMC3 Shareholder has carefully reviewed this Agreement, CRA's prospectus dated May 3, 1995 and all documents delivered by CRA hereunder pursuant to the request of such QMC3 Shareholder, including without limitation the CRA SEC Reports (as hereinafter defined).

     (e) Such QMC3 Shareholder agrees to the placing on the certificates representing CRA Common Shares to be issued to him or her hereunder of a legend, in substantially the following form, referring to the restriction set forth in the preceding paragraph:

          "The securities represented by this certificate have not been registered under the Securities Act of 1933, as amended, or applicable state securities laws and may not be sold, transferred, assigned, offered, pledged or otherwise distributed unless there is an effective registration statement under such Act and such laws covering such securities or CRA Managed Care, Inc. receives an opinion of counsel satisfactory to CRA Managed Care, Inc. stating that such sale, transfer, assignment, offer, pledge or other distribution is exempt from the registration and prospectus delivery requirements of such Act and such laws. The securities represented by this certificate are subject to restrictions contained in a certain Agreement and Plan of Merger, dated as of May __, 1996, among CRA Managed Care, Inc., QMC3 Acquisition Corp., QMC3, Inc., and the shareholders of QMC3, Inc. party thereto (the "Agreement") and may not be sold, transferred, assigned, offered, pledged or otherwise distributed except in accordance with the terms thereof."

     (f) Such QMC3 Shareholder agrees that a stop transfer order shall be placed with the Transfer Agent preventing transfer of any of the CRA Common Shares to be issued hereunder pending compliance with the conditions set forth in the above legend.

     (g) Such QMC3 Shareholder has the legal capacity to execute and deliver this Agreement and to consummate the transactions contemplated hereby. This Agreement and all other instruments and agreements required hereby to be executed and delivered by such QMC3 Shareholder have been, or will be, duly executed and delivered by or on behalf of such QMC3 Shareholder and are, or when delivered will be, legal, valid and binding obligations of such QMC3 Shareholder enforceable against such QMC3 Shareholder in accordance with their terms, subject, as to enforceability, to bankruptcy, insolvency, reorganization and other laws of general applicability relating to or effecting creditors' rights and to general principles of equity.

          5.3  Representations, Warranties and Certain Covenants of CRA and
               ------------------------------------------------------------
Merger Sub.  CRA and Merger Sub jointly and severally represent, warrant and
- ----------
covenant to QMC3 and the QMC3 Shareholders that:

     (a) Corporate Organization.  Each of CRA and Merger Sub is a corporation
         ----------------------
duly organized, validly existing and in good standing under the laws of the Commonwealth of Massachusetts. True and correct copies of the Charter and By-Laws of CRA and Merger Sub in effect as of the date of this Agreement have been provided to QMC3.

     (b) Power.  Each of CRA and Merger Sub has all requisite corporate power
         -----
and authority to own and operate its properties, to carry on its business as now being conducted, to execute and deliver this Agreement and to consummate the transactions contemplated hereby.

     (c) Corporate Authority.  The execution and delivery of this Agreement by
         -------------------
CRA and Merger Sub, and the consummation of the transactions contemplated hereby, have been, or prior to the Effective Time will be, duly authorized by all necessary corporate action on the part of CRA and Merger Sub. This Agreement and all other instruments required hereby to be executed and delivered by CRA or Merger Sub have been, or will be, duly executed and delivered by authorized officers of CRA or Merger Sub, as the case may be, and are, or when delivered will be, legal, valid and binding obligations of CRA and Merger Sub, enforceable against CRA and Merger Sub in accordance with their terms, subject, as to enforceability, to bankruptcy, insolvency, reorganization and other laws of general applicability relating to or affecting creditors' rights and to general principles of equity.

     (d) Authorization for CRA Common Shares.  CRA has taken all necessary
         -----------------------------------
action to permit it to issue the number of CRA Common Shares required to be issued pursuant to Article IV. The CRA Common Shares issued pursuant to Article IV will, when issued, be duly authorized, validly issued, fully paid and nonassessable and no shareholder of CRA will have any preemptive right of subscription or purchase in respect thereof.

     (e) Consents and Approvals; No Violation.  Neither the execution and
         ------------------------------------
delivery of this Agreement nor the consummation by CRA and Merger Sub of the transactions contemplated hereby will (i) conflict with or result in any breach of any provision of the Charter or By-Laws of CRA and Merger Sub; (ii) require any consent, approval, authorization or permit of, or filing with or notification to, any governmental authority, except (A) filings by CRA, pursuant to the applicable requirements of the Securities Exchange Act and under the Securities Act and applicable state securities laws, and (B) the filings of Certificates of Merger pursuant to the MBCL and the CBCA; (iii) result in a violation or breach of, or constitute (with or without due notice or lapse of time or both) a default (or give rise to any right of termination, cancellation or acceleration of lien or other charge or encumbrance) under any of the terms, conditions or provisions of any note, license agreement or other instrument or obligation to which CRA or Merger Sub or any of their assets may be bound, except for such violations, breaches and defaults (or rights of termination, cancellation or acceleration or lien or other charge or encumbrance) as to which requisite waivers or consents will have been obtained prior to the Effective Time; or (iv) violate any order, writ, injunction, decree, statute, rule or regulation applicable to CRA or Merger Sub or to any of their respective assets.

     (f) SEC Reports.  CRA's prospectus dated May 3, 1995 complied in all
         -----------
material respects with the Securities Act of 1933, as amended. Since May 3, 1995, CRA has filed all forms, reports and documents with the Securities and Exchange Commission (the "SEC") required to be filed by it pursuant to the federal securities laws and the SEC rules and regulations thereunder, all of which complied in all material respects with all applicable requirements of the Securities Exchange Act (collectively, the "CRA SEC Reports"). CRA has provided to QMC3 copies of all CRA SEC Reports. At the time filed, none of the CRA SEC Reports, including without limitation any financial statements or schedules included therein, nor CRA's prospectus dated May 3, 1995, contained any untrue statement of a material fact or omitted to state a material fact required to be stated therein or necessary in order to make the statements therein, in light of the circumstances under which they were made, not misleading.

     (g) Absence of Certain Changes or Events.  Except as disclosed in the CRA
         ------------------------------------
SEC Reports and except for the transactions contemplated hereby, since December 31, 1995, the business of CRA has been carried on only in the ordinary and usual course, and there has been no material adverse change in the financial condition, operations, results of operations, management or business of CRA since December 31, 1995.

     (h) Full Disclosure.   No representation or warranty by CRA contained in
         ---------------
this Agreement contains any untrue statement of a material fact, or omits to state any material fact necessary to make the representations and warranties herein contained not misleading.

     (i) Continuity of Business Enterprise.  CRA shall cause QMC3 to continue at
         ---------------------------------
least one significant, historic business line of QMC3, or use at least a significant portion of the historic business assets of QMC3 in a business, in each case within the meaning of Treasury Regulation (S)1.358-1(d) and, in each case, unless otherwise determined by CRA, only to the extent required by such regulation.

     (j) Control.  CRA shall maintain control of QMC3 immediately after the
         -------
Effective Time within the meaning of Treasury Regulation (S)1.368-2(j)(3)(ii).


                                   ARTICLE VI

                               CERTAIN COVENANTS

          6.1  Conduct of QMC3's Business Pending the Merger.  QMC3 and the QMC3
               ---------------------------------------------
Shareholders agree that, from the date hereof to the Effective Time, except to the extent that CRA shall otherwise consent in writing:

     (a) QMC3 shall, and shall cause the Subsidiary to, operate its business substantially as presently planned or operated and only in the ordinary, usual and customary manner, and, consistent with such operation, will use its best efforts to preserve intact its present business organization and its relationships with persons having business relationships with it.

     (b) No amendment shall be made to the Articles of Incorporation or the Bylaws of QMC3.

     (c) There shall be no changes in the number of shares, par value or class of authorized or issued capital stock of QMC3 or the Subsidiary; provided, however, QMC3 may issue QMC3 Shares upon exercise of stock options in accordance with the terms thereof as in effect on the date hereof. In addition, neither QMC3 nor the Subsidiary shall grant, modify or amend any option, warrant, convertible security, or other right to acquire any shares of its capital stock.

     (d) There shall not be any declaration or payment of any dividend in cash, stock, or property or other distribution in respect to the capital stock of QMC3.

     (e) Each of QMC3 and the Subsidiary shall maintain its current outstanding indebtedness for borrowed money at zero dollars and shall not borrow or agree to borrow any funds or incur, or assume or become subject to, whether directly or by way of guaranty or otherwise, any obligation or liability (contingent or absolute), except all taxes and any obligations and liabilities incurred in the ordinary course of business and consistent with past practice, provided that
                                                               --------
there shall be no capital expenditures or commitments for capital expenditures in excess of $20,000 in the aggregate.

     (f) Neither QMC3 nor the Subsidiary shall (i) enter into any employment contract or consulting agreement or make any offer of employment to any persons or offer to engage any person as a consultant, or (ii) increase the wages, salary, fees or other compensation of any person(s) presently employed or rendering any service(s) to QMC3 or the Subsidiary, other than declaring or paying the one-time bonus contemplated by Section 5.1(n)(n) of this Agreement.

     (g) Neither QMC3 nor the Subsidiary shall accelerate payments of its accounts receivable or delay payment of its accounts payable except in the ordinary course of business and consistent with past practice or acquire control or ownership of any other corporation, association, joint venture, partnership, business trust, or other business entity, or to acquire control or ownership of all or a substantial portion of the assets of any of the foregoing, or to merge, consolidate, or otherwise combine with any other corporation or to enter into any agreement providing for any of the foregoing.

     (h) Except in the ordinary course of business, neither QMC3 nor the Subsidiary shall enter into, materially amend or renew, or waive or release any rights of material value under, any Material Contract.

          (i) Neither QMC3 nor any of the QMC3 Shareholders shall take any action, directly or indirectly, to negotiate or discuss with any person or entity, or solicit from any person or entity, any offer or indication of interest regarding (i) any merger or consolidation of QMC3 with any person other than CRA or Merger Sub, (ii) any sale of a material portion of the assets of QMC3 or any license of any intellectual property or technology of QMC3, (iii) any equity or debt investment in QMC3 by any person other than CRA or Merger Sub, or (iv) any sale or transfer by the QMC3 Shareholders of any QMC3 Shares other than to CRA or Merger Sub.

     (j) QMC3 shall not make any loans, advances, commitments of any kind, or other distribution, directly or indirectly, to any of the QMC3 Shareholders or their affiliates, except for payments of salary, fees, and benefits prior to the Effective Time to the QMC3 Shareholders solely for services rendered in their respective capacities as employees of, or consultants or contractual service providers to, QMC3 in accordance with past practice, in the ordinary course.

     (k) Neither QMC3 nor the Subsidiary shall agree, in writing or otherwise, to do any of the foregoing.

          6.2  Books and Records; Access and Information.  From the date of this
               -----------------------------------------
Agreement until the Effective Time, QMC3 shall give to CRA, its officers and representatives reasonable access to the premises, books and records of QMC3 and the Subsidiary, and provide CRA with such financial and operating data and other information with respect to its business and properties as it shall from time to time reasonably request, including, without limitation, all interim financial data as soon as it becomes available; provided, however, that any such investigation shall be conducted in such manner as not to interfere unreasonably with the operation of the businesses of QMC3 and the Subsidiary.

          6.3  Notification of Certain Matters.  Subsequent to the date of this
               -------------------------------
Agreement and on or prior to the Effective Time, (a) QMC3 shall promptly notify CRA of any of the following of which QMC3, to the Knowledge of QMC3, becomes aware, and (b) CRA shall promptly notify QMC3 of any of the following of which CRA becomes aware:

          (i) the receipt of any notice of, or other communication relating to, a default or event which, with notice or lapse of time or both, would become a default, under any material agreement to which it is a party or to which it or any of its respective material properties or assets may be subject or bound;

         (ii) the receipt of any notice or other communication from any third party whose consent or approval is or may be required in connection with the transactions contemplated by this Agreement, denying such consent or approval;

         (iii) the receipt of any notice or other communication from any governmental regulatory agency or authority in connection with the transactions contemplated hereby;

         (iv) any material adverse change in its consolidated business, consolidated financial condition, operating results, assets, management, employee relations or customer relations; or

         (v) any condition or fact which would not permit it to satisfy a condition to the other's obligation to effect the transactions contemplated hereby, including the Merger.

         6.4  Confidentiality.  Each of the parties hereto agrees that it shall,
              ---------------
and shall cause its subsidiaries and the officers, employees and authorized representatives of each of them to hold in strict confidence all data and information obtained by them from the other parties hereto (unless such information is or becomes readily ascertainable from public or published information) and shall not, and shall ensure that such subsidiaries, directors, officers, employees and authorized representatives do not, voluntarily disclose such information to others without the prior written consent of the party from which such data or information was obtained. In the event of the termination of this Agreement without consummation of the transactions contemplated hereby, each of the parties will return or destroy all documents, work papers and other materials (including all copies made thereof) obtained pursuant hereto.

         6.5  Pooling.  Each of CRA, QMC3, and the QMC3 Shareholders hereby
              -------
covenant and agree to take all steps reasonably necessary in order to permit CRA to determine, based on the advice of Arthur Anderson LLP and such other advice as CRA may deem relevant, that consummation of the Merger would be accounted for as a pooling of interests in accordance with generally accepted accounting principles. Without limiting the generality of the foregoing, each of the QMC3 Shareholders agrees that he will not sell or in any other way reduce such QMC3 Shareholder's risk relative to any CRA Common Shares received in the Merger (within the meaning of the SEC's Financial Reporting Release No. 1, "Codification of Financing Reporting Policies," (S) 201.01 [47 F.R. 21030] (April 15, 1982)), until the earlier of (i) such time as financial results (including combined sales and net income) covering at least 30 days of post-merger operations have been published, except as permitted by Staff Accounting Bulletin No. 76 issued by the SEC or (ii) September 1, 1996.

         6.6  Employee Matters.  Following the Effective Time CRA will cause
              ----------------
QMC3, as the surviving corporation, to continue to employ as at will employees those persons who were employees of QMC3 immediately prior to the Effective Time, subject to QMC3's right to terminate such employment at any time (except for those employees party to written employment agreements disclosed at Section 5.1(k) of the QMC3 Disclosure Schedule, who shall be employed on the terms set forth therein, and except for Kimberly Sutphin, who shall be employed pursuant to an agreement in the form of Exhibit B). CRA will offer to include each of the QMC3 employees in its employee benefit plans, and will give credit for years of service to

CRA in determining eligibility and vesting under such plans.


                                  ARTICLE VII

                             CONDITIONS TO CLOSING

         7.1  Conditions to Obligation of CRA and Merger Sub to Close.  The
              -------------------------------------------------------
obligation of CRA and Merger Sub to effect the closing of the transactions contemplated by this Agreement is subject to the satisfaction prior to or at the Closing of the following conditions:

    (a) Representations and Warranties.  The representations and warranties of
        ------------------------------
QMC3 and the QMC3 Shareholders under this Agreement shall be true and correct in all material respects as of the Closing Date with the same effect as though made on and as of the Closing Date.

    (b) Observance and Performance.  QMC3 and the QMC3 Shareholders shall have
        --------------------------
performed and complied with all covenants and agreements required by this Agreement to be performed and complied with by them prior to or as of the Closing Date.

    (c) No Adverse Change.  There shall have occurred no material adverse change
        -----------------
in the business, condition (financial or otherwise), management, prospects or results of operations of QMC3 since December 31, 1995.

    (d) Officers' Certificate.  QMC3 shall have delivered to CRA a certificate,
        ---------------------
dated the Closing Date, executed by the President of QMC3 and certifying to the satisfaction of the conditions specified in Sections 7.1(a), (b) and (c) hereof, insofar as they relate to QMC3.

    (e) Certificate of QMC3 Shareholders.  The QMC3 Shareholders shall have
        --------------------------------
delivered to CRA a certificate or certificates, dated the Closing Date, executed by each of the QMC3 Shareholders, and certifying to the satisfaction of the conditions specified in Sections 7.1(a) and (b) hereof, insofar as they relate to the QMC3 Shareholders.

    (f) Consents of Third Parties.  CRA shall have received duly executed copies
        -------------------------
of all consents and agreements necessary for QMC3 and the QMC3 Shareholders to effect the transactions contemplated hereby, except for any consents from parties to the contracts listed in Section 5.1(f) of the QMC3 Disclosure Schedule. CRA hereby agrees to use its reasonable efforts to assist QMC3 in obtaining such consents and agreements.

    (g) Legal Opinion.  CRA shall have received an opinion, dated the Closing
        -------------
Date from Sherman & Howard LLC., counsel to QMC3 and the QMC3 Shareholders, substantially in the form attached hereto as Exhibit A.
                                             ---------

    (h) Pooling Opinion.  Arthur Andersen LLP shall have issued to CRA an
        ---------------
opinion to the effect that the Merger will qualify as a "pooling of interests" for accounting purposes.

    (i) Surrender of Certificates.  The QMC3 Shareholders shall have surrendered
        -------------------------
all Certificates to CRA for cancellation after the Effective Time.

    (j) Closing Documents.  CRA shall have received such further instruments and
        -----------------
documents as may be reasonably required for QMC3 and the QMC3 Shareholders to consummate the transactions contemplated hereby.

    (k) Employment Agreement.  Kimberly Sutphin shall have entered into an
        --------------------
employment and non-competition agreement with QMC3 substantially in the form attached hereto as Exhibit B.
                   ---------

    (l) Escrow Agreement.  The QMC3 Shareholders, Escrow Agent and Shareholder
        ----------------
Representative shall have entered into an escrow agreement (the "Escrow Agreement"), in substantially the form attached hereto as Exhibit C.
                                                          ---------

    (m) No Legal Actions.  No court or governmental authority of competent
        ----------------
jurisdiction shall have issued an order not subsequently vacated, restraining, enjoining or otherwise prohibiting the consummation of the transactions contemplated by this Agreement, and no person, firm, corporation or governmental agency shall have instituted an action or proceeding which shall not have been previously dismissed seeking to restrain, enjoin or prohibit the consummation of the transactions contemplated by this Agreement or seeking damages with respect thereto.

    (n) Proceedings and Documents.  All corporate and other proceedings and
        -------------------------
actions taken in connection with the transactions contemplated hereby and all certificates, opinions, agreements, instruments and documents mentioned herein or incident to any such transaction shall be reasonably satisfactory in form and substance to CRA and its counsel.

    (o) Resignations.  QMC3's directors and officers shall have resigned in
        ------------
writing from all such positions to the extent requested by CRA, as well as from any employee plan described in Section 5.1(j) of the QMC3 Disclosure Schedule, effective immediately prior to the Effective Time.

    (p) Continuity of Interest Certificates.  Each of the QMC3 Shareholders
        -----------------------------------
shall have executed and delivered a Continuity of Interest Certificate, substantially in the form attached hereto as Exhibit D, regarding the QMC3 Shareholders' ownership of CRA Common Shares.

    (q) Managed Care Organization Certification.  QMC3, either directly or
        ---------------------------------------
through Preferred Choice Management System, Inc. d/b/a MagnaCare, subject to contracts with QMC3 previously delivered to CRA, shall have obtained and shall have continued to maintain Managed Care Organization Certification from the State of New York for providing managed care services in the automobile industry in such State.

    (r) Termination of Shareholders' Agreement.  Each of the parties to any and
        --------------------------------------
all agreements related to the ownership, disposition and transfer of QMC3 Shares shall have caused such agreements (other than this Agreement) to have been terminated prior to the Effective Time.

         7.2  Conditions to Obligations of QMC3 and the QMC3 Shareholders to
              --------------------------------------------------------------
Close. The obligation of QMC3 and the QMC3 Shareholders to effect closing of the
- -----
transactions contemplated by this Agreement is subject to the satisfaction prior to or at the Closing of the following conditions:

    (a) Representations and Warranties.  The representations and warranties of
        ------------------------------
CRA and Merger Sub under this Agreement shall be true and correct in all material respects as of the Closing Date with the same effect as though made on and as of the Closing Date.

    (b) Observance and Performance.  CRA and Merger Sub shall have performed and
        --------------------------
complied with all covenants and agreements required by this Agreement to be performed and complied with by them prior to or as of the Closing Date.

    (c) No Adverse Change.  There shall have occurred no material adverse change
        -----------------
in the business, condition (financial or otherwise), management, prospects and results of operations of CRA since December 31, 1995.

    (d) Officers' Certificate.  CRA shall have delivered to QMC3 and the
        ---------------------
QMC3 Shareholders a certificate, dated the Closing Date, executed by an executive officer of CRA and certifying to the satisfaction of the conditions specified in Sections 7.2 (a), (b) and (c) hereof.

    (e) Legal Opinion.  QMC3 and the QMC3 Shareholders shall have received an
        -------------
opinion, dated the Closing Date, from Hutchins, Wheeler & Dittmar, A Professional Corporation, counsel to CRA and Merger Sub, substantially in the form attached hereto as Exhibit E.
                        ---------

    (f) Registration Rights Agreement.  The Registration Rights Agreement, in
        -----------------------------
the form attached hereto as Exhibit F, shall have been executed and delivered by
                            ---------
all parties hereto.

    (g) Employment Agreement.  QMC3 shall have entered into, or CRA shall have
        --------------------
agreed in writing to cause QMC3 to enter into as of the Closing Date, an employment and non-competition agreement with Kimberly Sutphin substantially in the form attached hereto as Exhibit B.
                            ---------

    (h) No Legal Actions.  No court or governmental authority of competent
        ----------------
jurisdiction shall have issued an order, not subsequently vacated, restraining, enjoining or otherwise prohibiting the consummation of the transactions contemplated by this Agreement, and no person, firm, corporation or governmental agency shall have instituted an action or proceeding which shall not have been previously dismissed seeking to restrain, enjoin or prohibit the consummation of the transactions contemplated by this Agreement or seeking damages with respect thereto.

    (i) Closing Documents.  QMC3 and the QMC3 Shareholders shall have received
        -----------------
such further instruments and documents as may be reasonably required for CRA and QMC3 to consummate the transactions contemplated hereby.

    (j) Proceedings and Documents.  All corporate and other proceedings and
        -------------------------
actions taken in connection with the transactions contemplated hereby and all certificates, opinions, agreements, instruments and documents mentioned herein or incident to any such transaction shall be reasonably satisfactory in form and substance to QMC3 and its counsel.

         (k) Escrow Agreement.  CRA and the Escrow Agent shall have entered into
             ----------------
the Escrow Agreement.


                                  ARTICLE VIII

                                INDEMNIFICATION

         8.1  Indemnification by QMC3 Shareholders.  Subject to the limitations
              ------------------------------------
set forth in this Article VIII and in the Escrow Agreement, each of the QMC3 Shareholders hereby agrees to indemnify and hold harmless CRA from and after the Effective Time against and with respect to the following (together referred to as "CRA Losses"):

    (a) Any and all loss, injury, damage or deficiency resulting from any misrepresentation or breach of warranty on the part of QMC3 or the QMC3 Shareholders under this Agreement;

    (b) Any and all loss, injury, damage or deficiency resulting from any non-fulfillment of any covenant or agreement on the part of QMC3 or the QMC3 Shareholders under this Agreement; and

    (c) Any and all demands, claims, actions, suits or proceedings, assessments, judgments, costs and legal and other expenses incident to any of the foregoing.

         8.2  Indemnification by CRA.  Subject to the limitations set forth in
              ----------------------
this Article VIII, CRA hereby agrees to indemnify and hold harmless each of the QMC3 Shareholders at all times from and after the Effective Time against and with respect to the following (together referred to as "QMC3 Losses"):

    (a) Any and all loss, injury, damage or deficiency resulting from any misrepresentation or breach of warranty on the part of CRA or Merger Sub under this Agreement;

    (b) Any and all loss, injury, damage or deficiency resulting from any non-fulfillment of any covenant or agreement on the part of CRA or Merger Sub under this Agreement; and

    (c) Any and all demands, claims, actions, suits or proceedings, assessments, judgments, costs and legal and other expenses incident to any of the foregoing.

         8.3  Procedures for Indemnification.  Promptly after receipt by an
              ------------------------------
indemnified party pursuant to the provisions of Section 8.1 or Section 8.2 of notice of the commencement of any action involving the subject matter of the foregoing indemnity provisions, such indemnified party shall, if a claim thereof is to be made against an indemnifying party pursuant to the provisions of
Section 8.1 or Section 8.2, promptly notify such indemnifying party of the commencement thereof; but the omission to so notify such indemnifying party will not relieve it from any liability which it may have to the indemnified party to the extent the indemnifying party was not prejudiced by such omission. In case such action is brought against an indemnified party and it notifies the indemnifying party of the commencement thereof, the indemnifying party shall have the right to participate in, and, to the extent that it may wish, to assume the defense thereof, with counsel reasonably satisfactory to such indemnified party; provided, however, if the defendants in any action include both the
       --------  -------
indemnified party and the indemnifying party and the indemnified party shall have reasonably concluded that there may be legal defenses available to it which are different from or additional to those available to the indemnifying party, or if there is a conflict of interest which would prevent counsel for the indemnifying party from also representing the indemnified party, the indemnified party shall have the right to select separate counsel to participate in the defense of such action on behalf of such indemnified party. After notice from the indemnifying party to such indemnified party of its election so to assume the defense thereof, the indemnifying party shall not be liable to the indemnified party pursuant to the provisions of such Section 8.1 or Section 8.2 for any legal or other expense subsequently incurred by such indemnified party in connection with the defense thereof other than reasonable costs of investigation, unless (a) the indemnified party shall have employed counsel in accordance with the proviso of the preceding sentence, (b) the indemnifying party shall not have employed counsel reasonably satisfactory to the indemnified party to represent the indemnified party within a reasonable time after the notice of the commencement of the action, or (c) the indemnifying party has authorized the employment of counsel for the indemnified party at the expense of the indemnifying party. No indemnifying party, in the defense of any such claim or litigation, shall, except with the consent of each indemnified party, consent to entry of any judgment or enter into any settlement which does not include as an unconditional term thereof the release from all liability in respect to such claim or litigation.

         8.4  Limitations on Indemnification by QMC3 Shareholders.
              ---------------------------------------------------
Notwithstanding Section 8.1 or any other provision of this Agreement or applicable law, the QMC3 Shareholders' aggregate liability for CRA Losses is subject to the following limitations:

    (a) The QMC3 Shareholders shall have no liability for any CRA Loss unless notice of a claim for such CRA Loss, specifying in reasonable detail the basis for such claim, is made upon the QMC3 Shareholders on or before the earlier of
(i) the one year anniversary of this Agreement and (ii) the date audited financial statements of CRA for the year ended December 31, 1996 are released to CRA (the earlier of such dates being referred to herein as the "Representation Termination Date").

    (b) The QMC3 Shareholders' maximum aggregate liability for CRA Losses shall be 10% of the CRA Common Shares issuable to the QMC3 Shareholders hereunder.

    (c) The QMC3 Shareholders shall be liable for CRA Losses only if the aggregate CRA Losses sustained by CRA and Merger Sub exceed $50,000.

    (d) At the Closing, the QMC3 Shareholders shall, for the purpose of indemnifying CRA for Losses hereunder, deposit with the Escrow Agent, pursuant to the terms and conditions of the Escrow Agreement, shares of CRA Common Stock
as described in this    Section 8.4(d) (the "Escrowed Shares").  The deposit of
Escrowed Shares by the QMC3 Shareholders shall be pro rata based upon the number of CRA Common Shares each QMC3 Shareholder is entitled to received pursuant to the terms of this Agreement and shall consist of 10% of such shares as contemplated by Section 4.1. The Escrowed Shares shall be held and distributed by the Escrow Agent pursuant to the terms of the Escrow Agreement. CRA agrees that the sole and exclusive remedy against the QMC3 Shareholders for recovery of any liability, Loss, damage, injury or claim under this Agreement shall be limited to the Escrowed Shares pursuant to the terms of the Escrow Agreement.

         8.5  Limitations on Indemnification by CRA.  Notwithstanding Section
              -------------------------------------
8.2 or any other provision of this Agreement or applicable law, CRA's aggregate liability for QMC3 Losses is subject to the following limitations:

    (a) CRA shall have no liability for any QMC3 Loss unless notice of a claim for such QMC3 Loss, specifying in reasonable detail the basis for such claim, is made upon

CRA on or before the last Representation Termination Date.

    (b) CRA's maximum aggregate liability for QMC3 Losses shall be 10% of the aggregate Closing Market Price of the CRA Common Shares issuable to the QMC3 Shareholders hereunder.

    (c) CRA shall be liable for QMC3 Losses only if the aggregate QMC3 Losses sustained by QMC3 and the QMC3 Shareholders exceed $50,000.

         8.6  Mitigation of Losses.  CRA Losses and QMC3 Losses shall be
              --------------------
referred to herein collectively sometimes as "Losses." Losses for which any party is liable under this Article VIII shall be subject to appropriate mitigation for any actual recovery from third parties (less attorneys' fees, expenses and other costs of recovery), net savings realized from tax reductions and the actual collection of insurance proceeds (less attorneys' fees, expenses and other costs of recovery), with respect to the event or condition giving rise to such Losses. The parties hereto agree that payment for Losses under this
Article VIII shall be treated as an adjustment to purchase price.

         8.7  Exclusivity.  The remedies, subject to limitations, set forth in
              -----------
this Article VIII shall be the sole remedy for claims of the parties to this Agreement for liability arising under this Agreement.

         8.8  Cooperation in Defense.  In case of any claim, arbitration or
              ----------------------
legal proceeding, the defense of which is assumed by any of the QMC3 Shareholders in accordance with this Article VIII, the Surviving Corporation, upon request of such QMC3 Shareholder(s), shall provide reasonable cooperation (at the expense of the QMC3 Shareholders in accordance with this Article VIII) in the defense thereof, including affording to such QMC3 Shareholder(s) the right of access, during normal business hours, upon reasonable notice and without disturbing the business of the Surviving Corporation or CRA, to pertinent books and records for purposes of inspection and making copies.

         8.9  No Solicitation of Claims.
              -------------------------

    (a) Notwithstanding anything to the contrary contained in this Agreement, the QMC3 Shareholders shall not be obligated to indemnify CRA or Merger Sub with respect to any CRA Loss to the extent an officer of CRA intentionally provides to the third party making the claim which gave rise to such CRA Loss, on an unsolicited basis, written information which clearly indicates on the face of such information that such third party has or may have a claim covered under this Article VIII which is the same as the claim that gave rise to the CRA Loss, or to the extent CRA intentionally solicits such third party to make such a claim, which solicitation was a proximate cause of such third party's decision to pursue the claim giving rise to such CRA Loss, except in either case to the extent required by law or to the extent provided in the context of a dispute resolution with respect to such a claim.

    (b) Notwithstanding anything to the contrary contained in this Agreement, CRA shall not be obligated to indemnify the QMC3 Shareholders with respect to any QMC3 Loss to the extent either QMC3 Shareholder intentionally provides to the third party making the claim which gave rise to such QMC3 Loss, on an unsolicited basis, written information which clearly indicates on the face of such information that such third party has or may have a claim covered under this Article VIII which is the same as the claim that gave rise to the QMC3 Loss, or to the extent either of the QMC3 Shareholders intentionally solicits such third party to make such a claim, which solicitation was a proximate cause of such third party's decision to pursue the claim giving rise to such QMC3 Loss, except in either case to the extent required by law or to the extent provided in the context of a dispute resolution with respect to such a claim.


                                   ARTICLE IX

                                  TERMINATION

         9.1  Termination.  This Agreement may be terminated and the Merger
              -----------
abandoned at any time prior to the Effective Time, whether before or after approval of the Merger by the QMC3 Shareholders:

    (a) by mutual consent of the Boards of Directors of CRA and QMC3; or

    (b) by either CRA or QMC3 if (i) any of the conditions to their respective obligations specified in Article VII hereof have not been satisfied or waived
prior to          June 30, 1996, or (ii) the Merger shall not have been
consummated on or before June 30, 1996; provided, however, that the right to
                                        --------  -------
terminate this Agreement pursuant to this Section 9.1 shall not be available to any party whose failure to fulfill any obligation under this Agreement shall have been the cause of, or resulted in, the failure of any of the conditions specified in Article VII that are required to have been satisfied prior to the Merger.

         9.2  Effect of Termination.  In the event of the termination of this
              ---------------------
Agreement by either CRA or QMC3, as provided above, this Agreement shall thereafter become void and there shall be no liability on the part of any party hereto or their respective directors, officers, shareholders or agents, except as provided in Sections 6.4 and 10.2 hereof and except that any such termination shall be without prejudice to the rights of any party hereto arising out of the willful breach by any other party of any covenant or agreement contained in this Agreement.

                                 ARTICLE X

                                 MISCELLANEOUS

         10.1 Survival of Representations, Warranties, Covenants and Agreements.
              -----------------------------------------------------------------
The representations, warranties, covenants and agreements of CRA and the QMC3 Shareholders in this Agreement shall survive the Effective Time.

         10.2 Expenses.  Whether or not the Merger is consummated, all costs and
              --------
expenses (including without limitation the fees and expenses of investment bankers, attorneys and accountants) incurred in connection with this Agreement and the transactions contemplated hereby shall be borne (i) by CRA, in the case of costs and expenses incurred by CRA or Merger Sub, and (ii) by the QMC3 Shareholders, in the case of costs and expenses incurred by QMC3 and the QMC3 Shareholders, except that the first $25,000 of such costs and expenses incurred by QMC3 shall be borne by QMC3.

         10.3 Notices.  All notices, requests, claims, demands and other
              -------
communications hereunder shall be in writing and shall be given (and shall be deemed to have been duly given, if given) by hand delivery, transmitted by telegram, telex or telecopy or mailed by registered or certified mail, postage prepaid, return receipt requested, as follows:


         (a)  If to CRA or Merger Sub to:

              CRA Managed Care, Inc.
              312 Union Wharf
              Boston, Massachusetts 02109
              Attention:  John McCarthy
              Telephone:  (617) 367-2163
              Telecopy:   (617) 367-8519

with a copy to:

              Hutchins, Wheeler & Dittmar
              A Professional Corporation
              101 Federal Street
              Boston, Massachusetts 02110
              Attention:  James Westra
              Telephone:  (617) 951-6600
              Telecopy:   (617) 951-1295

         (b)  If to QMC3 or the QMC3 Shareholders to:

              QMC3, Inc.
              10 Lakeside Lane
              Denver, CO  80212
              Attention:  Kimberly Sutphin
              Telephone:  (303) 433-6898
              Telecopy:  (303) 433-7696

with a copy to:

              Sherman & Howard LLC
              633 Seventh Street
              Suite 3000
              Denver, CO 80202
              Attention:  Paul C. Daw, Esq.
              Telephone:  (303) 297-2900
              Telecopy:  (303) 298-0940

or to such other address as the person to whom notice is given has previously furnished to the other parties in writing in accordance herewith, except that notices of change of address shall be effective only upon receipt. Notice shall be deemed to have been received when given by hand delivery or transmitted by telegram, telex or telecopy and three days after deposited in the mail.

         10.4 Amendments.  This Agreement may not be amended, modified or
              ----------
supplemented except by written agreement of the parties hereto.

         10.5 Waiver.  At any time prior to the Effective Time, CRA or QMC3 may
              ------
(i) extend the time for the performance of any of the obligations or other acts of the other party , (ii) waive any inaccuracies in the representations and warranties of the other party contained herein or in any document delivered pursuant hereto and (iii) waive compliance with any of the obligations of the other party or any of the conditions to its own obligations contained herein to the extent permitted by law. Any agreement on the part of CRA and QMC3 to any such extension or waiver shall be valid only if set forth in an instrument in writing signed on behalf of CRA and QMC3. For purposes of this Section 10.5, the "other party" in relation to CRA means QMC3 and the QMC3 Shareholders. Any such agreement on the part of QMC3 shall also be binding upon the QMC3 Shareholders.

         10.6 Brokers.  Each of CRA and Merger Sub hereby represents and
              -------
warrants to QMC3 and QMC3 Shareholders that no broker, finder or investment banker engaged by them is entitled to any brokerage, finder's or other fee or commission in connection with the transactions contemplated hereby. Each of QMC3 and the QMC3 Shareholders hereby represents and warrants to CRA and Merger Sub that no broker, finder or investment banker engaged by QMC3 or the QMC3 Shareholders is entitled to any brokerage finder's or other fee or commission in connection with the transactions contemplated hereby.

         10.7 Publicity.  Unless otherwise consented to by CRA in advance, no
              ---------
party other than CRA shall make any public announcement or issue any press release concerning the transactions contemplated by this Agreement, and any public announcement or press release by CRA shall require the prior approval of QMC3 both as to the making of such announcement or release and as to the form and content thereof, except to the extent that CRA is advised by counsel, in good faith, that such announcement or release is required as a matter of law and full opportunity for prior consultation is afforded to QMC3 to the extent practicable.

         10.8 Headings.  The headings contained in this Agreement are for
              --------
reference purposes only and shall not affect in any way the meaning or interpretation of this Agreement.

         10.9 Nonassignability.  This Agreement shall not be assigned by any
              ----------------
party without the prior written consent of all other parties. Any purported assignment in contravention of the preceding sentence shall be void.

         10.10  Parties in Interest.  This Agreement shall be binding upon and
                -------------------
inure solely to the benefit of the parties hereto and their successors and permitted assigns, and nothing in this Agreement, expressed or implied, is intended to confer upon any other person any rights or remedies of any nature under or by reason of this Agreement.

         10.11  Counterparts.  This Agreement may be executed in one or more
                ------------
counterparts each of which shall be deemed to constitute an original and shall become effective when one or more counterparts have been signed by each of the parties hereto.

         10.12  Governing Law; Submission to Jurisdiction; Venue.
                ------------------------------------------------

    (a) This Agreement shall be governed by and construed and enforced in accordance with the laws of The Commonwealth of Massachusetts, without regard to its conflicts of law rules.

    (b) Any legal action or proceeding with respect to this Agreement may be brought in, and adjudicated by, state or federal courts, as the case may be, located in the City of Boston in the Commonwealth of Massachusetts and, by execution and delivery of this Agreement, each of QMC3 and CRA hereto hereby irrevocably accepts for itself and in respect of its property, generally and unconditionally, the jurisdiction of the aforesaid courts. Each of the parties hereto hereby further irrevocably waives any claim that any such courts lack jurisdiction over such party, and agrees not to plead or claim, in any legal action or proceeding with respect to this Agreement brought in any of the aforesaid courts, that any such court lacks jurisdiction over such party.

    (c) Each of QMC3 and CRA hereby irrevocably waives any objection which it may now or hereafter have to the laying of venue of any of the aforesaid actions or proceedings arising out of or in connection with this Agreement brought in the courts referred to in clause (b) above and hereby further irrevocably waives and agrees not to plead or claim in any such court that any such action or proceeding brought in any such court has been brought in an inconvenient forum.

         10.13  Severability.  If any term, provision, covenant or restriction
                ------------
of this Agreement is held by a court of competent jurisdiction to be invalid, void or unenforceable, the remainder of the terms, provisions, covenants and restrictions of this Agreement shall remain in full force and effect and shall in no way be affected, impaired or invalidated.

         10.14  Remedies.  Except as otherwise expressly set forth herein,
                --------
nothing contained herein is intended to or shall be construed so as to limit the remedies which any party may have against the others in the event of a breach by any party of any representation, warranty, covenant or agreement made under or pursuant to this Agreement, it being intended that any remedies shall be cumulative and not exclusive.

         10.15  Entire Agreement.  This Agreement, including the QMC3 Disclosure
                ----------------
Schedules and all exhibits referred to herein, the terms of which are incorporated as additional terms of this Agreement, constitutes the entire agreement among the parties hereto and supersedes all prior agreements and understandings oral or written, among the parties hereto with respect to the subject matter hereof and thereof, including any letters of intent.

         10.16  Knowledge of QMC3.  As used herein, the term "Knowledge of QMC3"
                -----------------
shall be deemed to mean solely the knowledge, after due inquiry and investigation, of Kimberly A. Sutphin, in her individual capacity and in her capacity as stockholder, director, officer and/or employee of QMC3.



                    * * * * * * * * * * * * * * * * * * * *

                IN WITNESS WHEREOF, the parties have executed and delivered this Agreement, or have caused their duly authorized officers to execute this Agreement of CRA, Merger Sub and QMC3 and by the QMC3 Shareholders on the date first above written.

                                    CRA MANAGED CARE, INC.


                                    By:/s/ Donald J. Larson
                                       -----------------------------------------
                                       Donald J. Larson, President



                                    QMC3 ACQUISITION CORP.


                                    By:/s/ Donald J. Larson
                                       -----------------------------------------
                                       Donald J. Larson, President



                                    QMC3, INC.


                                    By:/s/ Kimberly A. Sutphin
                                       -----------------------------------------
                                       Name: Kimberly A. Sutphin
                                       Title:  President


                                    QMC3 SHAREHOLDERS:
                                    -----------------

                                    /s/ Kimberly A. Sutphin
                                    --------------------------------------------
                                    Kimberly A. Sutphin

                                    /s/ Henry J. Roth
                                    --------------------------------------------
                                    Henry J. Roth, M.D.

                                    /s/ Howard J. Entin
                                    --------------------------------------------
                                    Howard J. Entin, M.D.

                                    /s/ Ryan J. Conlon
                                    --------------------------------------------
                                    Ryan J. Conlon

                                    /s/ John Eric Griffiths
                                    --------------------------------------------
                                    John Eric Griffiths, D.C.

                                    /s/ Paul M. Baker
                                    --------------------------------------------
                                    Paul M. Baker

                                    /s/ John Sbarbaro
                                    --------------------------------------------
                                    John Sbarbaro, M.D.

                                    /s/ Nick Hilger
                                    --------------------------------------------
                                    Nick Hilger